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Exhibit 99.1

[KIMCO REALTY CORPORATION LOGO]

FOR IMMEDIATE RELEASE
May 8, 2003


          Kimco Announces $175 Million 6.65% Preferred Stock Offering;
                   Announces Redemption of 7 3/4% Class A and
              8 3/8% Class C Cumulative Redeemable Preferred Stock


NEW HYDE PARK, N.Y., May 8, 2003 - Kimco Realty Corporation (NYSE: KIM) today announced that it has completed the offering of 7,000,000 depositary shares, each representing a one-tenth fractional interest in a share of the Company's 6.65% Class F Cumulative Redeemable Preferred Stock, par value $1.00. These Depositary Shares, priced at $25.00, entitle holders to a 6.65% cumulative dividend, or $1.6625 per annum, are not convertible into Common Stock and are redeemable at par at the option of the Company on and after June 5, 2008. The new shares will be issued on June 5, 2003 and the first quarterly dividend in the prorated amount of 18.4722 cents per share will be made on July 15, 2003 to shareholders of record on July 1, 2003.

In addition, Kimco announced that it will use the proceeds from this offering to redeem all 2,000,000 outstanding depositary shares of the Company's 8 1/2% Class B Cumulative Redeemable Preferred Stock (the "Class B Preferred Stock," NYSE:KIMprB), par value $1.00 and all 4,000,000 outstanding depositary shares of the Company's 8 3/8% Class C Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Class C Preferred Stock," NYSE:KIMprC), at the redemption price of $25.00 per depositary share plus accrued and unpaid dividends. In addition, a portion of the proceeds will be used to redeem all 3,000,000 outstanding depositary shares of the Company's 7 3/4% Class A Cumulative Redeemable Preferred Stock (the "Class A Preferred Stock," NYSE:KIMprA), par value $1.00 per share.

Kimco's Board of Directors has set June 9, 2003 as the redemption date on which all outstanding depositary shares of Class A and Class C Preferred Stock will be redeemed. Holders of the Class A depositary shares will receive cash consideration of $25.00 per depositary share plus 12.9167 cents per depositary share representing accrued and unpaid dividends on the redemption date. Holders of the Class C depositary shares will receive cash consideration of $25.00 per depositary share plus 31.4070 cents per depositary share representing accrued and unpaid dividends on the redemption date. Dividends will cease to accrue on the Class A and Class C Preferred Stock as of the redemption date. As previously announced, holders of Class B depositary shares will receive cash consideration of $25.00 per depositary share plus 27.7431 cents per depositary share representing accrued and unpaid dividends through the Class B redemption date of June 2, 2003.
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For additional information on redeeming shares, Class A, Class B and Class C
Preferred Stock shareholders should contact The Bank of New York (Kimco's transfer agent, paying agent and the depositary for the Class A, Class B and Class C Preferred Stock) at 1-800-507-9357. To redeem their shares, holders of the Class A, Class B and Class C Preferred Stock may surrender their depositary receipt(s) evidencing depositary shares for Kimco Class A, Class B and Class C Preferred Stock to:

         If by mail:                  If by hand delivery or overnight express:

         The Bank of New York         The Bank of New York
         Reorganization Services      Reorganization Services
         P.O. Box 11248               101 Barclay Street
         Church Street Station        Receive and Deliver Window, Street Level
         New York, NY 10286-1248      New York, NY 10286

Kimco, a publicly traded real estate investment trust, has specialized in shopping center acquisitions, development and management for more than 35 years, and owns and operates the nation's largest portfolio of neighborhood and community shopping centers with interests in 630 properties comprising approximately 91.7 million square feet of leasable space located throughout 41 states, Canada and Mexico.

Contact:
Kimco Realty Corporation
Scott Onufrey
(516) 869-7190
sonufrey@kimcorealty.com